UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

SUNSHINE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-54280	36-4678532
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 East Park Avenue, Tallahassee, Florida		32301
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (850) 219-7200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On February 5, 2016, Sunshine Financial, Inc. (the "Company") entered into an Agreement (the "Agreement") with Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P. and Stilwell Value LLC (collectively, the "Stilwell Group") and Corissa J. Briglia.  The Stilwell Group owns approximately 9.4% of the outstanding shares of the Company's common stock.

The Agreement provides that the Company will expand its Board of Directors by one seat and appoint Ms. Briglia as a director of the Company.  The appointment of Ms. Briglia increases the number of directors on the board of the Company to nine.  She has been appointed to the class of directors with terms expiring at the Company's 2018 annual meeting of stockholders.  The parties have also agreed to appoint Ms. Briglia to the Board of Directors of Sunshine Savings Bank (the "Bank"), the Company's wholly owned banking subsidiary, which will occur promptly following completion of the Bank's conversion to a Florida state-chartered bank and subject to the requisite approval or non-objection of all necessary regulatory agencies.

During the term of the Agreement, which is scheduled to continue through the date of the Company's annual meeting of stockholders in 2018, neither the Stilwell Group, its affiliates, nor  Ms. Briglia will, among other things, solicit proxies in opposition to any recommendations or proposals of the Company's Board of Directors, initiate or solicit stockholder proposals or seek to place any additional representatives on the Company's Board of Directors other than Ms. Briglia (or any replacement director selected by the Stilwell Group in the event Ms. Briglia's position as a director of the Company or the Bank is terminated during the term of the Agreement due to her resignation, death, permanent disability or otherwise), oppose any proposal or director nomination submitted by the Board of Directors to the Company's stockholders, vote for any nominee to the Company's Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (other than in accordance with her duties as a director as set forth in the Agreement), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company. The Stilwell Group also agreed not to acquire any additional shares of the outstanding Company common stock and, at any Company annual or special meeting of stockholders during the term of the Agreement, to vote all shares of Company common stock it beneficially owns: in favor of the nominees for election or reelection as a director of the Company selected by the Company's Board of Directors; and, with respect to any other proposal submitted by any Company stockholder, in accordance with the recommendation of the Company's Board of Directors.

Upon Ms. Briglia's appointment and commencement of service as a director, the parties will also enter into a Non-Disclosure Agreement, in the form attached to the Agreement, providing that the Stilwell Group will maintain the confidentiality of any non-public information regarding the Company or the Bank in full compliance with federal securities laws.

The Agreement continues through the date of the Company's 2018 annual meeting of stockholders.  The agreement is subject to early termination by the Stilwell Group at any time after December 31, 2016, provided that Ms. Briglia resigns her positions with the Company and the Bank.

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The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d)            On February 5, 2016, the Company expanded its Board of Directors by one member and appointed Ms. Briglia as a director to serve in the class of directors whose terms expire at the 2018 annual meeting of stockholders.  Ms. Briglia was appointed pursuant to the terms of the Agreement described in Item 1.01 herein.  No determination has been made at this time as to any specific committees of the Company's Board of Directors to which Ms. Briglia may be appointed. There are no transactions since the beginning of the Company's last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Briglia had or will have a direct or indirect material interest.

For more information, reference is made to the Company's press release dated February 8, 2016, a copy of which is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events
On February 8, 2016, the Company issued a press release announcing that its annual meeting of stockholders will be held on May 18, 2016.   For additional information, reference is made to the Company's press release, which is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01                          Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibit is included herewith.

Exhibit Number	Description
10.1
Agreement, dated February 5, 2016, by and among, Sunshine Financial, Inc., Sunshine Savings Bank, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P. and Stilwell Value LLC, and Corissa J. Briglia

99.1	Press Release dated February 8, 2016
99.2	Press Release dated February 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE FINANCIAL, INC

Date:	February 8, 2016	By:	/s/ Scott A. Swain
Scott A. Swain, Senior Vice President and Chief Financial Officer

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